CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
This Confidential Severance Agreement and General Release of All Claims (“Severance Agreement”) is entered into by and between Jamie Chilcoff (“Employee”) and Arcadia Products, LLC (“Employer”). The term “Party” or “Parties” as used herein shall refer to Employee, Employer or both, as may be appropriate.
1.Recitals. This Severance Agreement is made with reference to the following facts:
(a)Employee’s employment with Employer ended on October 8, 2024.
(b)The Parties desire to resolve any and all claims, known and unknown, asserted and unasserted, which Employee has or may have against the Released Parties (as defined herein) as of the date of execution of this Severance Agreement.
2.Non-Admission of Wrongdoing. The Parties agree that neither this Severance Agreement nor the furnishing of the consideration for this Severance Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.
3.Consideration/Indemnification For Tax Consequences. In consideration for signing this Severance Agreement on or after Employee’s last day of employment and complying with its terms, the Employer agrees:
(a)Employer agrees to provide severance compensation to Employee in the gross amount of Two hundred eighty thousand five hundred dollars and nine cents ($280,500.09). All legally required payroll withholdings/deductions will be made from this severance payment. The Severance Benefit shall be made no later than seven (7) days from the Effective Date of this Agreement as set forth in Paragraph 6.
(b)In connection with Employee’s employment with the Employer, the Employer’s parent company, DMC Global Inc. granted Employee shares of restricted stock under the DMC Global Inc. 2016 Omnibus Incentive Plan (the “Plan”) and the Restricted Stock Award Agreements applicable to such grant (the “Award Agreements”) and 39,083 shares of these grants remain unvested (the “Shares”). Upon the receipt of an original of this Severance Agreement signed by Employee and the Employer’s receipt of a letter from Employee reaffirming acceptance of this Severance Agreement and dated at least eight days after Employee’s execution of this Severance Agreement, DMC shall remove the restrictions on the Shares. The vesting of the Shares is subject to customary withholding for applicable taxes. Employee’s outstanding Performance Stock Units will continue to vest according to the terms set forth in the applicable award agreements and the Plan.

4.No Consideration Absent Execution of this Severance Agreement. Employee understands and agrees that Employee would not receive the consideration specified in Section 3 above, except for Employee’s execution of this Severance Agreement and the fulfillment of the promises contained herein.
5.General Release of Claims.

(a)Employee, individually and on behalf of Employee’s heirs, executors, administrators, representatives, attorneys, successors and assigns knowingly and voluntarily releases and forever discharges Employer, its parent corporation-DMC Global Inc., and all of its and their affiliates, partners, members, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and the trustees, administrators, fiduciaries and insurers of such plans and programs (collectively, the “Released Parties”), to the full extent permitted by law, of and from any and all claims, known and unknown, asserted and unasserted, which Employee has or may have against the Released Parties as of the date of execution of this Severance Agreement including, but not limited to, any alleged violation of:
•Title VII of the Civil Rights Act of 1964;
•The Civil Rights Act of 1991;
•Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•The Employee Retirement Income Security Act of 1974 (“ERISA”);
•The Immigration Reform and Control Act;
•The Americans with Disabilities Act of 1990;
•The Age Discrimination in Employment Act of 1967 (“ADEA”);
•The Workers Adjustment and Retraining Notification Act;
•The Occupational Safety and Health Act;
•The Sarbanes-Oxley Act of 2002;
•The Fair Credit Reporting Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Genetic Information Nondiscrimination Act of 2008;
•California Family Rights Act - Cal. Gov’t Code § 12945.2;
•California Fair Employment and Housing Act - Cal. Gov’t Code § 12900 et seq.;
•California Unruh Civil Rights Act - Cal. Civ. Code § 51 et seq.;
•Statutory Provisions Regarding the Confidentiality of AIDS Information - Cal. Health & Safety Code § 120775 et seq.;
•California Confidentiality of Medical Information Act - Cal. Civ. Code § 56 et seq.;
•California Parental Leave Law - Cal. Lab. Code § 230.7 et seq.;
•California Apprenticeship Program Bias Law - Cal. Lab. Code § 3070 et seq.;
•California Equal Pay Law - Cal. Lab. Code § 1197.5;
•California Whistleblower Protection Law - Cal. Lab. Code § 1102.5;
•California Military Personnel Bias Law - Cal. Mil. & Vet. Code § 394;
•Statutory Provision Regarding California Family and Medical Leave - Cal. Lab. Code § 233;

•Statutory Provisions Regarding California Electronic Monitoring of Employees - Cal. Lab. Code § 435;
•The California Occupational Safety and Health Act, as amended, California Labor Code § 6300 et seq., and any applicable regulations thereunder;
•California Obligations of Investigative Consumer Reporting Agencies Law - Cal. Civ. Code § 1786.10 et seq.;
•California Political Activities of Employees Law - Cal. Lab. Code § 1101 et seq.;
•California Domestic Violence Victim Employment Leave Law - Cal. Lab. Code
§ 230.1;
•California Court Leave Law - Cal. Lab. Code § 230;
•Those other provisions of the California Labor Code that lawfully may be released;
•Los Angeles AIDS-Based Discrimination Ordinance, Los Angeles Municipal Ordinance §45.80 et seq.;
•Any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance;
•Any public policy, contract, tort or common law; or
•Any basis for recovering costs, fees or other expenses including attorneys’ fees incurred in these matters.
(b) Notwithstanding the foregoing, the Parties agree that this general release does not apply to any claims Employee may have for worker’s compensation benefits (except as to claims under Labor Code sections 132a and 4553), unemployment insurance or indemnification as provided by state law as well as any other claims that cannot lawfully be released.
(c) Notwithstanding the foregoing, the Parties also agree that this general release shall not apply to any vested benefits accrued by Employee prior to the effective date of this Severance Agreement under any compensation or benefit plans, programs and arrangements maintained by Employer for the benefit of its employees and subject to ERISA or with respect to any other compensation and benefits set forth in this Severance Agreement.
(d) If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the other Released Parties is a party. Employee acknowledges and agrees Employee was not and is not an aggrieved employee for purpose of maintaining a representative action against the Released Parties under California Labor Code § 2699 et seq. (“the California Private Attorneys General Act”). Employee represents and warrants Employee has not caused to be filed or lodged any claim, complaint or action against any of the Released Parties seeking relief under the California Private Attorneys General Act, including any claims with the Labor and Workforce Development Agency or Department of Industrial Relations, and agrees not to file or lodge the same in the future. Employee acknowledges and agrees these representations and promises are material to this Severance Agreement, Employer provided the consideration set forth herein because of them, and Employee’s false representation or violation of these promises is a material breach of this Severance Agreement entitling Employer to remedy, including without limitation rescission of this Severance Agreement and recoupment of the consideration provided hereunder.

6.Waiver of California Civil Code section 1542. To effect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party
Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Released Parties, Employee expressly acknowledges this Severance Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Severance Agreement, and that this Severance Agreement contemplates the extinguishment of any such claims. Employee warrants Employee has read this Severance Agreement, including this waiver of California Civil Code section 1542, and that Employee has consulted with or had the opportunity to consult with counsel of Employee’s choosing about this Severance Agreement and specifically about the waiver of section 1542, and that Employee understands this Severance Agreement and the section 1542 waiver, and so Employee freely and knowingly enters into this Severance Agreement. Employee further acknowledges that Employee later may discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Severance Agreement, and even so Employee agrees that the releases and agreements contained in this Severance Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee expressly assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes or controversies released or described in this Severance Agreement or with regard to any facts now unknown to Employee relating thereto.
7.Acknowledgements and Affirmations.
(a)Employee affirms that Employee has not filed or caused to be filed any claim, complaint or action against any of the Released Parties in any forum or form and that Employee presently is not a party to any claim, complaint or action against any of the Released Parties in any forum or form.
(b)Employee further affirms that Employee has reported all expenses incurred as of the date Employee signs this Severance Agreement and has been paid or has received all compensation, wages, bonuses, commissions, expenses and benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, expenses or benefits are due to Employee. Specifically, employee received via overnight courier, Twenty three thousand seventy dollars and twenty five cents ($23,070.25), after all legally required payroll withholdings/deductions, which is representative of final wages and unused and accrued vacation hours.

(c)Employee also affirms that Employee has no known workplace injuries or occupational diseases and that Employee has been granted or has not been denied any leave to which Employee was entitled under the Family and Medical Leave Act or under the California Family Rights Act or disability accommodation laws.
(d)Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Released Parties including, but not limited to, allegations of corporate fraud.

(e)Employee further affirms that all of the Employer’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Severance Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

(f)The Parties acknowledge that this Severance Agreement does not limit any Party’s right, where applicable, to file or participate in any investigative proceeding of any federal, state or local government agency. To the extent permitted by law, Employee agrees that if such an administrative charge is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

8.Confidentiality & Non-Disparagement.
(a)Employee agrees not to publicize or disclose or cause or knowingly permit or authorize the publication or disclosure of the fact and contents of this Severance Agreement (hereafter collectively referred to as “Confidential Information”), including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations of the agreement, to any person, firm, organization or entity of any and every type, public or private, for any reason, at any time, without the prior written consent of Employer unless otherwise compelled by operation of law. The Parties acknowledge their intention that the provisions of this Section 8 create no liability for disclosures made: (i) prior to Employee’s execution of this Severance Agreement; or (ii) by persons from public information released prior to Employee’s execution of this Severance Agreement; or (iii) as otherwise compelled by operation of law. Employee further acknowledges that no disclosures shall be made to any publication or reporting service regarding settlements and verdicts.
(b)The foregoing notwithstanding, Employee acknowledges the confidentiality provisions of this Section 8 constitute a material inducement to Employer to enter into this Severance Agreement and represent that they have not directly or indirectly disclosed any Confidential Information to any third party prior to Employee’s execution of this Severance Agreement.
(c)Employee is permitted to disclose Confidential Information to Employee’s attorneys, accountants and health care providers. However, each such person to whom Employee discloses Confidential Information shall be bound to the confidentiality provisions hereof and any disclosure of Confidential Information by any such person so informed shall constitute a breach by Employee of Section 8(a) above. Employee also is permitted to disclose the amount of consideration set forth in Section 3(a) above, as required by law, to governmental taxing authorities. In response to inquiries from third parties which would require the disclosure of Confidential Information, Employee agrees to limit any response to referencing the fact any disagreements between Employee and Employer were resolved without revealing Confidential Information.
(d)Employee will not take any action or make any statements – verbally, electronically or otherwise – defaming Released Parties or otherwise placing Released Parties in a false, negative light. This includes, but is not limited to, statements regarding Employer’s financial condition, employment practices, or officers, directors, board members, committee members, employees, successors, affiliates, or agents. Nothing in this agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has a good faith reason to believe is unlawful.

9.Return of Employer Property and Information & Pre-Existing Agreements.
(a)On or before Employee’s last day of employment, Employee shall have returned all of Employer’s documents and property currently in Employee’s possession including, but without limitation, any and all services work, notes, reports, files, memoranda, records, cardkey passes, door and file keys, safe combinations, laptop computer, computer access codes, disks and instructional or personnel manuals, and other physical or personal property that Employee received or prepared or helped to prepare in connection with Employee’s employment with Employer (“Employer Property”). Employee affirms that, as of the date Employee signs this Severance Agreement, all Employer Property in Employee’s possession has, in fact, been returned to the Employer.

(b)Employee acknowledges and agrees that in the course of Employee’s employment with Employer, Employee has acquired: (i) confidential information including without limitation information received by Employer from third parties, under confidential conditions; (ii) other technical, product, business, financial or development information from Employer, the use or disclosure of which reasonably might be construed to be contrary to the interest of Employer; or (iii) any other proprietary information or data, including but not limited to customer lists, which Employee may have acquired during Employee’s employment (hereafter collectively referred to as “Employer Information”). Employee understands and agrees that such Employer Information was disclosed to Employee in confidence and for use only by Employer. Employee understands and agrees that Employee: (i) will keep such Employer Information confidential at all times, (ii) will not disclose or communicate Employer Information to any third party, and (iii) will not make use of Employer Information on Employee’s own behalf, or on behalf of any third party. In view of the nature of Employee’s employment and the nature of Employer Information Employee received during the course of Employee’s employment, Employee agrees that any unauthorized disclosure to third parties of Employer Information or other violation, or threatened violation, of this Severance Agreement would cause irreparable damage to the confidential or trade secret status of Employer Information and to Employer, and that, therefore, Employer, and each person constituting Employer hereunder, shall be entitled to an injunction prohibiting Employee from any such disclosure, attempted disclosure, violation or threatened violation.

(c)The undertakings set forth in this Section shall survive the termination of this Severance Agreement or other arrangements contained in this Severance Agreement.

10.Consideration and Revocation Periods - Notice.
(a)Employee acknowledges that Employee already has attained the age of 40 and understands that this is a full release of all existing claims whether currently known or unknown including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act.
(b)Employee further acknowledges that Employee has been advised to consult with an attorney of Employee s own choosing before signing this Severance Agreement, in which Employee waives important rights, including those under the Age Discrimination in Employment Act.
(c)By executing this Severance Agreement, Employee also acknowledges that Employee has been afforded at least 21 calendar days to consider the meaning and effect of this Severance Agreement and to discuss the contents and meaning of this Severance Agreement, as well as the alternatives to signing this Severance Agreement, with an attorney of Employee’s choosing, and has done so. Employee agrees that the 21-day consideration period began on the date this Severance Agreement first was delivered to Employee and that if Employer changes any of the terms of the offer contained in this Severance Agreement (whether the changes are material or not), the 21-day consideration period shall not be restarted but shall continue without interruption.

(d)Employee understands that the releases contained in this Severance Agreement do not extend to any rights or claims that Employee has under the Age Discrimination in Employment Act that first arise after execution of this Severance Agreement.
(e)If Employee signs this Severance Agreement before the 21-day consideration period expires, the 7-day revocation period (described below) immediately shall begin. If Employee signs this Severance Agreement before the 21-day consideration period expires, Employee agrees that Employee knowingly and voluntarily has accepted the shortening of the 21-day consideration period and that Employer has not promised Employee anything or made any representations that are not contained in this Severance Agreement. In addition, if Employee signs this Severance Agreement before the 21-day consideration period expires, Employee acknowledges and affirms that Employer has not threatened to withdraw or alter the offer contained in this Severance Agreement prior to the expiration of the 21-day consideration period.
(f)Employee may revoke this Severance Agreement for a period of seven calendar days following the date Employee executes this Severance Agreement. Any revocation during this period must be submitted in writing and state, “I hereby revoke my acceptance of our Severance Agreement and General Release of All Claims.” The revocation must be mailed to Adam McCoy at 11800 Ridge Parkway, Suite 300, Broomfield, CO 80021 and postmarked within seven calendar days after Employee’s execution of this Severance Agreement. The foregoing notwithstanding, this Severance Agreement shall not become effective and enforceable until the seven-day revocation period has expired
11.No Transfer/Assignment of Claims. Employee warrants and represents that Employee has not assigned or transferred or purported to assign or transfer to any person or entity all or any part of or any interest in any claim released under this Severance Agreement. Employee agrees Employee solely is responsible for the satisfaction of any assignment or lien to any lien holder and will indemnify and hold the Released Parties harmless against any liens, damages, penalties, fines, fees, assessments, taxes or attorneys’ fees that may be imposed against or incurred by any of the Released Parties as a result of the actions of any lien holder or any lien claimant or any taxing authority or any court in relation to any interest which any third party may have in any claim which Employee is releasing under this Severance Agreement or any interest in any of the proceeds paid to Employee under this Severance Agreement.
12.Liens and Attorneys’ Fees/Indemnification.
(a)Employee acknowledges that Employee solely is responsible for any liens made in connection with any services performed on Employee’s behalf by any attorney, consultant, health care providers or other third parties.
(b)Employee further acknowledges and agrees that Employee will indemnify the Released Parties for any and all costs any of them incur as a result of any claims made by any attorneys, consultants, health care providers or other third parties to recover monies from the amounts payable to Employee under this Severance Agreement.
13.Governing Law and Interpretation.
(a)This Severance Agreement shall be governed and conformed in accordance with the laws of the State of California provided, however, that parol evidence shall not be admissible to alter, vary or supplement the term of this Severance Agreement. Should any provision of this Severance Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision immediately shall become null and void, leaving the remainder of this Severance Agreement in full force and effect.
(b)In the event of a breach of any provision of this Severance Agreement, any Party may institute an action specifically to enforce any term or terms of this Severance Agreement or seek damages for breach. However, the Party instituting such an action must take steps to file this Severance Agreement or any documents setting forth the terms of this Severance Agreement with the court under seal. In an action to enforce any term or terms of this Severance Agreement or to seek damages for breach of this Severance Agreement, the prevailing party in that action shall be entitled to recover reasonable attorney’s fees.
14.Amendment. This Severance Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Severance Agreement.
15.Miscellaneous.
(a)This Severance Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Severance Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature.

(b)The section headings used in this Severance Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.
(c)This Severance Agreement was the result of negotiations between the Parties. In the event of vagueness, ambiguity or uncertainty, this Severance Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties prepared it jointly.
(d)If Employee or Employer fails to enforce this Severance Agreement or to insist on performance of any term, that failure does not mean a waiver of that term or of the Severance Agreement. The Severance Agreement remains in full force and effect anyway.
16.Entire Agreement. This Severance Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties hereto:, except those specifically identified in Section 9 which are incorporated herein by reference and that any confidentiality and non-disclosure obligations pre-dating this Severance Agreement will remain in force. Employee acknowledges that Employee has not relied on any representations, promises or agreements of any kind made to Employee in connection with Employee’s decision to accept this Severance Agreement, except for those set forth in this Severance Agreement.

BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES EMPLOYEE WAS NOTIFIED OF THE RIGHT TO CONSULT AN ATTORNEY REGARDING THIS SEVERANCE AGREEMENT AND PROVIDED A REASONABLE AMOUNT OF TIME OF NO LESS THAN FIVE (5) BUSINESS DAYS IN WHICH TO DO SO. IF EMPLOYEE SIGNS THIS SEVERANCE AGREEMENT PRIOR TO THE PROVIDED PERIOD OF TIME TO CONSULT WITH COUNSEL EXPIRING, EMPLOYEE’S SIGNATURE WILL CONFIRM EMPLOYEE IS DOING SO KNOWINGLY AND WILLFULLY AND NOT INDUCED BY ANY FRAUD, MISREPRESENTATION OR THREAT BY EMPLOYER TO WITHDRAW OR ALTER THE TERMS OF THIS SEVERANCE AGREEMENT.
EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT EMPLOYEE HAS AT LEAST 21 CALENDAR DAYS TO REVIEW THIS SEVERANCE AGREEMENT PRIOR TO EXECUTION OF THIS SEVERANCE AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS AND ACKNOWLEDGES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEVERANCE AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL 21 CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS SEVERANCE AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION SET FORTH IN SECTION 3 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEVERANCE AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES AS OF THE DATE OF EXECUTION OF THIS SEVERANCE AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Severance Agreement as of the date set forth below:

Executed on	10/16/2024	/s/ Jamie Chilcoff
Jamie Chilcoff

Executed on	10/16/2024	/s/ Michelle Shepston
Michelle Shepston
Executive Vice President and
Chief Legal Officer, DMC Global Inc.